UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 21, 2006
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices)    (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
SIGNATURES

Item 3.02. Unregistered Sales of Equity Securities.
     The Company issued, on February 17, 2006, an aggregate of 28,892 shares for aggregate consideration of 10,000 shares surrendered and 76,320 shares for consideration of $38,160, all upon the exercise of Class A Warrants. On March 6, 2006, 16,711 shares of common stock were issued for consideration of 3,289 shares of the Company’s common stock surrendered upon the exercise of Class A Warrants. On March 10, 2006, 60,000 shares of common stock valued at $190,800 were issued in connection with the purchase of assets by the Company. The Company issued, on March 16, 2006, 427,746 shares of common stock for consideration of 72,254 shares of common stock surrendered upon the exercise of Class A Warrants. On March 17, 2006, 522 shares of common stock, valued at $1,500, were issued to a Company director per the terms of his compensation agreement for attendance at board and audit committee meetings through February 28, 2006. On March 21, 2006, 1,506,476 shares of common stock were issued for consideration of 574,760 shares of common stock surrendered upon the exercise of Class A Warrants. The Company, on March 22, 2006, issued 100,000 shares of common stock for consideration of $50,000 on the exercise of Class A Warrants.
     Each of the above-referenced transactions are exempt from registration pursuant to Section 4(2) of the Securities Act of 1993 and Rule 506 of Regulation D if applicable. Shares issued on the conversion of warrants are additionally exempt from registration on the basis of Section 3(a)(9) of the Securities Act of 1933, and shares surrendered on conversion are accounted for by the Company as treasury shares. The transactions reported did not involve a public offering. The transactions were made without general solicitation or advertising. There were no underwriters, and no underwriting commissions or discounts were paid. Each security certificate issued bears a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred, or assigned in the absence of an effective registration statement or an opinion of the Company’s counsel that registration is not required under the Securities Act of 1993. The shares of common stock carry registration rights.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/S/ John E. Elliott, II
John E. Elliott, II

	Its:	Chairman of the Board
and Chief Executive Officer
Dated: March 27, 2006